Pegasus Capital Advisors Increases Equity Ownership in Hain Pure Protein

Hain Pure Protein Enters Into Credit Facility Agreement

MELVILLE, N.Y., July 6 /PRNewswire-FirstCall/ -- The Hain Celestial Group, Inc. (Nasdaq: HAIN), a leading natural and organic products company, announced today that it had reached agreement with Pegasus Capital Advisors L.P. under which Pegasus acquired a controlling interest in the Hain Pure Protein joint venture with the issuance of new shares of Hain Pure Protein.  As a result, Pegasus will own approximately 51% of the Hain Pure Protein equity, while Hain Celestial will own 49%.  In addition, Hain Pure Protein entered into a $30 million credit facility with Wachovia Bank, N.A.

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With its increased equity ownership in Hain Pure Protein, Rodney Cohen, Co-Managing Partner of Pegasus, has been appointed Chairman of the Board of Directors of the joint venture.  Jay Lieberman, formerly Vice President—Financial Planning and Analysis at Hain Celestial, has been appointed Hain Pure Protein’s Chief Operating Officer and Chief Financial Officer.  Reporting to Jay Lieberman will be Joseph A. DePippo, President—Sales, Marketing and Chicken Operations and James C. Reed, President of Turkey Operations.

Rodney Cohen, Chairman of Hain Pure Protein, stated, “As we continue to work with Hain Celestial, we’re excited about the continued opportunities for Hain Pure Protein.  Hain Pure Protein is positioned for continued growth in a growing category as a leader in the natural, antibiotic-free, vegetarian fed chicken and turkey market.”

Hain Pure Protein Corporation was formed in July, 2005 to establish FreeBird Chicken, which specializes in natural, organic and antibiotic-free chicken.  In August 2007 Hain Pure Protein acquired the assets of Plainville Turkey Farm, Inc., a leading supplier of natural and antibiotic-free whole turkeys and deli turkey products in the Northeast and Mid-Atlantic, and in March 2008, the Company expanded its turkey operations with the acquisition of a facility in New Oxford, Pennsylvania.  Earlier this year, Hain Pure Protein commenced operations of the Kosher Valley™ brand, a new certified kosher brand of all-natural, antibiotic-free, vegetarian fed and humanely raised chicken and turkey products.  Today Hain Pure Protein offers a complete line of antibiotic-free poultry products including FreeBird™ chicken, Plainville Farms® turkey and Kosher Valley™ chicken and turkey products.

Irwin Simon, President and Chief Executive Officer of Hain Celestial, said “With consumers seeking more antibiotic-free poultry, we’re excited about Hain Pure Protein’s prospects, having taken the business from incubation to over $160 million in sales today.  We look forward to working with our partners at Pegasus on Hain Pure Protein’s future continued success,” concluded Irwin Simon.

The impact of this transaction will not be material to Hain Celestial’s net income; however, Hain Celestial anticipates that Hain Pure Protein will no longer be consolidated into Hain Celestial’s financial statements but rather will be accounted for on the equity method.  Sales of Hain Pure Protein were $130.2 million for the nine months ended March 31, 2009 and $90.6 million and $34.7 million for the years ended June 30, 2008 and 2007, respectively.

Pegasus Capital Advisors
Pegasus Capital Advisors, L.P. is a private equity fund manager with offices in New York and Cos Cob, CT.  Founded in 1995, Pegasus provides capital to middle market companies across a wide range of industries, and has particular interest in businesses that make a meaningful contribution to society by positively affecting the environment, contributing to sustainability and enabling healthy living.  For more information, visit www.pcalp.com.

The Hain Celestial Group
The Hain Celestial Group (Nasdaq: HAIN), headquartered in Melville, NY, is a leading natural and organic food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings®, Terra®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, MaraNatha®, SunSpire®, DeBoles®, Gluten Free Cafe™, Hain Pure Foods®, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic®, Imagine®, Rice Dream®, Soy Dream®, Rosetto®, Ethnic Gourmet®, Yves Veggie Cuisine®, Granose®, Realeat®, Linda McCartney®, Daily Bread™, Lima®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon®, Alba®, Queen Helene®, Tushies® and TenderCare®.  Hain Celestial has been providing “A Healthy Way of Life™” since 1993.  For more information, visit www.hain-celestial.com.

Safe Harbor Statement
This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general economic and business conditions; changes in estimates or judgments related to our impairment analysis of goodwill and other intangible assets; our ability to implement our business and acquisition strategy; our ability to effectively integrate our acquisitions; competition; availability and retention of key personnel; our reliance on third party distributors, manufacturers and suppliers; our ability to maintain existing contracts and secure new customers; changes in customer preferences and consumption; international sales and operations; changes in  fuel and commodity costs; the impact of foreign exchange; the resolution of the SEC inquiry and litigation regarding our stock option practices; changes in, or the failure to comply with, government regulations; and other risks detailed from time-to-time in the Company’s reports filed with the SEC, including the annual report on Form 10-K for the fiscal year ended June 30, 2008.  As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity and achievements and neither the Company nor any person assumes responsibility for the accuracy and completeness of these statements.

CONTACT:  Ira Lamel or Mary Anthes, both of The Hain Celestial Group, Inc., +1-631-730-2200; or David Lilly or Paige Gruman, both of Kekst and Company, +1-212-521-4800